Exhibit 10.32

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "Amendment") is made effective as of January 1, 2009, by and between OSI Restaurant Partners, LLC (the "Company"), and Robert D. Basham (the "Executive").

Background Information

           The parties to this Amendment (the "Parties") entered into an Officer Employment Agreement as of June 14, 2007 (the "Employment Agreement"), regarding the Executive's employment relationship with the Company.  The Parties desire to amend the Employment Agreement in order to comply with the final Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The Employment Agreement, as amended by this Amendment, is hereinafter collectively referred to as the "Agreement."

Amendment of the Employment Agreement

The Parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

1. Definitions.  All capitalized terms used in this Agreement but which are not otherwise defined herein, shall have the respective meanings given those terms in the Employment Agreement, as applicable.

2. Business Expenses.  Section  4 (c) of the Agreement is hereby amended by adding the following to the end thereof:

"If any reimbursements under this provision are taxable to the Executive, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense was incurred.  Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement.  In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year.  Further, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits."

3. Benefits. Section 4(d) of the Agreement is hereby amended by adding the following to the end thereof:

"Such benefits shall be provided in accordance with any applicable policy, program or plan provisions.  Any taxable welfare benefits provided to the Executive pursuant to this Section 4 that are not ‘disability pay’ or ‘death benefits’ within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the ‘Applicable Benefits’) shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B).  To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Company shall not be obligated to reimburse any expense for which the Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred.  Further, no Applicable Benefits may be liquidated or exchanged for another benefit."

4. Termination of Employment and Severance Benefits.  Section 5 of the Agreement is hereby amended by adding the following new sub-sections (i) and (j) to the end thereof:

 "(i) Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actual period of service, if less).

(j) Such benefits shall be provided in accordance with any applicable policy, program or plan provisions.  Any taxable welfare benefits provided to the Executive pursuant to this Section 5 that are not Applicable Benefits shall be subject to the following requirements in order to comply with Code Section 409A.  The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B).  To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Company shall not be obligated to reimburse any expense for which the Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred.  Further, no Applicable Benefits may be liquidated or exchanged for another benefit."

5. Section 409A.  Section 21 is hereby added to the end of the Agreement to read as follows:

"21.  Code Section 409A.  The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute non-qualified deferred compensation. Neither the Company nor any of its directors, officers, employees, agents or professional advisors shall have any liability to the Executive or any other person or any amounts incurred by Executive or any other such person by reason of the determination made by the Board of Managers pursuant to this paragraph or any action taken or omitted by the Board, the Company, or any of the Company’s managers, officers, employees, agents or professional advisors in the course of, or as a result of, making such determination. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A."

6. The terms and conditions of the Agreement between Company and Executive that are unaffected by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment on the 31st day of December, 2008.

ROBERT D. BASHAM                                                                          OSI RESTAURANT PARTNERS, LLC

/s/ Robert D. Basham                                                                      By: /s/ Joseph J. Kadow______
                  Joseph J. Kadow

            Its: Executive Vice President___

023120, 000004, 102646196.2